Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE                                                                                                                        April 20, 2011
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS FIRST QUARTER 2011
NET INCOME OF $16.4 MILLION
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $16.4 million or $0.36 per diluted common share for the quarter ended March 31, 2011 compared to net income of $16.0 million or $0.41 per diluted common share for the quarter ended March 31, 2010 and $14.2 million or $(0.06) per diluted common share for the fourth quarter of 2010.
     The Company’s total assets of $14.1 billion at March 31, 2011 increased $1.2 billion from March 31, 2010. Total deposits as of March 31, 2011 were $10.9 billion, an increase of $1.2 billion from March 31, 2010. Noninterest bearing deposits increased by $407.4 million or 46.7% since March 31, 2010, while NOW, money market and savings deposits increased $526.6 million or 14.7% during the same time period. Total loans, including loans held for sale and excluding covered loans, were $9.7 billion as of March 31, 2011, an increase of $429.7 million over March 31, 2010.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “We are pleased to report net income of $16.4 million for the first quarter of 2011 compared to $16.0 million in the first quarter of 2010 and $14.2 million in the fourth quarter of 2010. The results for the first quarter of 2011 show continued core operating strengths as our net interest margin improved, credit related costs remain at levels similar to recent quarters, core loans outstanding increased, demand deposits related to this core loan growth increased and the beneficial shift in our deposit mix away from single-product CD customers continues. Specifically, our commercial lending initiatives continue to benefit non-interest bearing deposit growth where this component of total deposits has increased over the past 12 months to 11.7%, up from 9.0%.
     Our renewed franchise expansion efforts that began in the second quarter of 2010, picked up as we acquired two banks in FDIC-assisted transactions, acquired the assets of another residential mortgage origination company and acquired, or contracted to acquire, three closed branch banking facilities from the FDIC in Crystal Lake, Schaumburg and Des Plaines. These transactions will open up new markets to us.”

     Mr. Wehmer noted, “Our results for the first quarter of 2011 included $9.8 million of bargain purchase gains on the two FDIC-assisted transactions. These gains were negated somewhat by an industry-wide fall-off in residential real-estate loan originations, as we experienced a 55% decline in origination volumes compared to the first quarter of 2010. Over the past three months, our period end balances of mortgages held-for-sale and our niche mortgage warehouse lending have declined by $375 million. This not only impacted the composition of our balance sheet, but negatively impacted non-interest income as mortgage banking income declined by $11.1 million in the first quarter of 2011 compared to the fourth quarter of 2010.”
          Commenting further on credit quality, Mr. Wehmer said, “Non-performing loans and other real-estate owned both increased slightly since year-end as severe weather conditions and a shorter first quarter business calendar hampered the outflow of non-performing credits. During the first quarter, the Company recorded a provision for credit losses of $25.3 million, net charge-offs of $25.3 million and other real-estate owned operating expenses and charges of $5.8 million. Our allowance for credit losses, excluding covered loans, increased to $117.1 million or 1.22% of total loans.”
          In closing, Mr. Wehmer added, “This year will mark the 20th anniversary of the start of the Wintrust organization. What began as a single temporary store-front location in Lake Forest in 1991 now has 88 banking locations, as well as wealth management, mortgage banking and specialty finance operations. We believe we are successfully managing through the current credit cycle of elevated credit costs, higher levels of liquidity with little or no yield and increased capital scrutiny, and we believe our opportunities to expand the franchise have also increased. Our core commercial loan pipeline is strong which should result in shifting our low yielding liquidity assets into higher yield loans and resulting higher margins on those assets. Marketing efforts are only just beginning in our newer markets and present us with good opportunities to further expand and strengthen our core deposit franchise to support the funding of potential future loan originations. Our capital levels remain well above regulatory requirements, we are free from the restraints of TARP and are excited about the opportunities that lie ahead.”

     Wintrust’s key operating measures and growth rates for the first quarter of 2011, as compared to the sequential and linked quarters are shown in the table below:

				% or (4)		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
	2011	2010	2010	2010		2010
Net income	$16,402	$14,205	$16,017	15%		2%
Net income (loss) per common share — diluted	$0.36	$(0.06)	$0.41	700%		(12)%

Core pre-tax earnings (2)	$48,799	$58,666	$42,076	(17)%		16%
Net revenue (1)	$150,501	$157,138	$138,472	(4)%		9%
Net interest income	$109,614	$112,677	$95,865	(3)%		14%

Net interest margin (2)	3.48%	3.46%	3.38%	2	bp	10	bp
Net overhead ratio (3)	1.66%	1.73%	1.33%	(7)	bp	33	bp
Return on average assets	0.47%	0.40%	0.52%	7	bp	(5)	bp
Return on average common equity	4.49%	(0.66)%	4.93%	515	bp	(44)	bp

At end of period
Total assets	$14,080,180	$13,980,156	$12,839,978	3%		10%
Total loans, excluding covered loans	$9,561,802	$9,599,886	$9,070,562	(2)%		5%
Total loans, including loans held-for-sale, excluding covered loans	$9,656,288	$9,971,333	$9,226,611	(13)%		5%
Total deposits	$10,915,169	$10,803,673	$9,724,870	4%		12%
Total shareholders’ equity	$1,453,253	$1,436,549	$1,364,832	5%		6%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions and Capital
Acquisitions
     On March 25, 2011, the Company announced that its wholly-owned subsidiary bank, Advantage National Bank Group (“Advantage”), acquired certain assets and liabilities and the banking operations of The Bank of Commerce (“TBOC”) in an FDIC-assisted transaction. TBOC operated one location in Wood Dale, Illlinois and had approximately $163 million in total assets and $161 million in total deposits as of December 31, 2010. Advantage acquired substantially all of TBOC’s assets at a discount of approximately 14% and assumed all of the non-brokered deposits at a premium of approximately 0.1%.
     On February 4, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of Community First Bank-Chicago (“CFBC”) in an FDIC-assisted transaction. CFBC operated one location in Chicago and had approximately $51.1 million in total assets and $49.5 million in total deposits as of December 31, 2010. Northbrook Bank acquired substantially all of CFBC’s assets at a discount of approximately 8% and assumed all of the non-brokered deposits at a premium of approximately 0.5%.
     On February 3, 2011, the Company announced the acquisition of certain assets and the assumption of certain liabilities of the mortgage banking business of Woodfield Planning Corporation (“Woodfield”) of Rolling Meadows, Illinois. With offices in Rolling Meadows, Illinois and Crystal Lake, Illinois, Woodfield originated approximately $180 million in mortgage loans in 2010.
     On August 17, 2010, the Company announced that its wholly-owned subsidiary bank, Wheaton Bank & Trust Company (“Wheaton”) signed a Branch Purchase and Assumption Agreement whereby it agreed to acquire a branch of First National Bank of Brookfield located in Naperville, Illinois. The transaction closed on October 22, 2010 and the acquired operations are operating as Naperville Bank & Trust. Through this transaction, Wheaton acquired approximately $23 million of deposits, approximately $11 million of performing loans, the property, bank facility and various other assets.
     On August 6, 2010, the Company announced that its wholly-owned subsidiary bank, Northbrook, in an FDIC-assisted transaction, had acquired certain assets and liabilities and the banking operations of Ravenswood Bank (“Ravenswood”). Ravenswood operated one location in Chicago, Illinois and one in Mount Prospect, Illinois.
     On April 23, 2010, the Company announced that Northbrook and Wheaton, in two FDIC-assisted transactions, had acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank

(“Lincoln Park”) and Wheatland Bank (“Wheatland”), respectively. Lincoln Park operated four locations in Chicago, Illinois. Wheatland had one location in Naperville, Illinois.
     In summary, in the FDIC-assisted transactions:
     • Advantage assumed approximately $161 million of the outstanding deposits and approximately $163 million of assets of TBOC, prior to purchase accounting adjustments. A bargain purchase gain of $7.9 million was recognized on this transaction.
     • Northbrook assumed approximately $50 million of the outstanding deposits and approximately $51 million of assets of CFBC, prior to purchase accounting adjustments. A bargain purchase gain of $1.9 million was recognized on this transaction.
     • Northbrook assumed approximately $120 million of the outstanding deposits and approximately $188 million of assets of Ravenswood, prior to purchase accounting adjustments. A bargain purchase gain of $6.8 million was recognized on this transaction.
     • Northbrook assumed approximately $160 million of the outstanding deposits and approximately $170 million of assets of Lincoln Park, prior to purchase accounting adjustments. A bargain purchase gain of $4.2 million was recognized on this transaction.
     • Wheaton assumed approximately $400 million of the outstanding deposits and approximately $370 million of assets of Wheatland, prior to purchase accounting adjustments. A bargain purchase gain of $22.3 million was recognized on this transaction.
     Loans comprise the majority of the assets acquired in the five FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. We refer to the loans subject to these loss-sharing agreements as “covered loans.” Covered assets include covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.
Capital
     On February 14, 2011, the U.S. Department of Treasury (“the Treasury”) sold all 1.6 million warrants to purchase the Company’s common stock it received in connection with its purchase of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B in December 2008. The Treasury sold the warrants to third parties, in a public modified Dutch auction for $15.80 per warrant. The Company received no proceeds in connection with the offering. Holders of the warrants have the right to buy the Company’s common stock at a price of $22.82 per share. The warrants are traded on the NASDAQ Global Select Market under the ticker symbol “WTFCW” and expire on December 19, 2018.
     On December 22, 2010, the Company repurchased all 250,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), which it issued to the Treasury under the TARP Capital Purchase Program. The Preferred Stock was repurchased at a price of $251.3 million, which included accrued and unpaid dividends of $1.3 million. The repurchase of the Preferred Stock resulted in a non-cash deemed preferred stock dividend that reduced net income applicable to common shares in the fourth quarter of 2010 by approximately $11.4 million. This amount represented the difference between the repurchase price and the carrying amount of the Preferred Stock, or the accelerated accretion of the applicable discount on the preferred shares.
     In December 2010, the Company sold 3.69 million shares of common stock at $30.00 per share in a public offering. The Company received net proceeds of $104.8 million after deducting underwriting discounts and commissions and estimated offering expenses. At the same time the Company sold 4.6 million 7.50% tangible equity units (“TEU”) at a public offering price of $50.00 per unit. The Company received net proceeds of $222.7 million after deducting underwriting discounts and commissions and estimated offering expenses. In total, the Company received net proceeds of $327.5 million from the December offerings.
     In March 2010, the Company sold 6.67 million shares of common stock at $33.25 per share in a public offering. The Company received net proceeds of $210.3 million after deducting underwriting discounts and commissions and estimated offering expenses.
     As of March 31, 2011, the Company’s estimated capital ratios were 14.1% for total risk-based capital, 12.8% for tier 1 risk-based capital and 10.3% for leverage, well above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 8.0% at March 31, 2011.
Financial Performance Overview — First quarter of 2011
     For the first quarter of 2011, net interest income totaled $109.6 million, an increase of $13.7 million as compared to the first quarter of 2010 and a decrease of $3.1 million as compared to the fourth quarter of 2010. Average earning assets for the first quarter of 2011 increased by $1.3 billion compared to the first quarter of 2010. Average earning asset growth over the past 12 months was primarily a result of the $699.2 million increase in average loans, $326.6 million of average covered loan growth from the five FDIC-assisted bank acquisitions and $247.9 million increase in average liquidity management assets. Growth in the life insurance premium finance portfolio of $327.1 million and growth in the commercial and industrial portfolio of 256.9 million accounted for the bulk of the total average loan growth over the past 12 months. The average earning asset growth of $1.3 billion over the past 12 months was funded by a $440.3 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $533.2 million and increase in the average balance of retail certificates of deposit of $313.5 million.
     The net interest margin for the first quarter of 2011 was 3.48% compared to 3.46% in the fourth quarter of 2010. The two basis point increase in net interest margin in the first quarter of 2011 compared to the fourth quarter of 2010 resulted as reduced costs of interest-bearing deposits continued to improve the net interest margin as the rate on these deposits decreased ten basis points in the first quarter of 2011 compared to the fourth quarter of 2010. Including the costs of wholesale funding, the rate on total interest-bearing liabilities declined four basis points between these comparable periods. Offsetting this positive impact to the net interest margin was the yield on total average earning assets, which declined by four basis points as the yield on loans declined by 37 basis points and the yield on liquidity management assets improved by 43 basis points. The increased effective yield recognized on the FDIC covered loan portfolio helped to counteract some of the impact of the loan portfolio yield decreases. The lower yield on the loan portfolio in the first quarter of 2011 was primarily attributable to a $5.6 million decline in accretion recognized on the purchased life insurance premium finance loan portfolio as prepayments declined and lower yields on the commercial premium finance receivable portfolio. Average net free funds increased by $123 million, improving the contribution to net interest margin by two basis points in the first quarter of 2011 compared to the fourth quarter of 2010. The Company continues to see a beneficial shift in its deposit mix as average non-interest bearing deposits comprised 11.7% of total average deposits in the first quarter of 2011 compared to 10.5% in the fourth quarter of 2010.
     The lower level of net interest income recorded in the first quarter of 2011 compared to the fourth quarter of 2010 was primarily attributable to the first quarter of 2011 consisting of two less days than the fourth quarter of 2010, reducing net interest income by approximately $2.5 million. The remainder of the decrease in net interest income was caused by slightly lower levels of total average earning assets as the average balance of mortgages held for sale and mortgage warehouse lines declined by $240 million in the first quarter of 2011 compared to the fourth quarter of 2010.
     The net interest margin increased ten basis points in the first quarter of 2011 compared to the first quarter of 2010. The driver for this increase was the reduced costs of interest-bearing deposits as the rate on these deposits decreased 51 basis points in the first quarter of 2011 compared to the first quarter of 2010. Including the costs of wholesale funding, the rate on total interest-bearing liabilities declined 43 basis points between these comparable periods. Partially offsetting this positive impact to the net interest margin was the yield on total average earning assets, which declined by 33 basis points as the yield on loans declined by 41 basis points and the yield on liquidity management assets declined by 49 basis points. The yield recognized on the FDIC covered loan portfolio helped to counteract some of the impact of these yield decreases.
     The higher level of net interest income recorded in the first quarter of 2011 compared to the first quarter of 2010 was primarily attributable to a $699 million increase in the average balance of loans and a $327 million increase in FDIC covered loans. The bulk of this growth was funded by an increase of $725 million in interest-bearing deposits and a $533 million increase in net free funds (of which $402 million was non-interest bearing deposits). The Company continues to see a beneficial shift in its deposit mix as non-interest bearing deposits comprised 11.7% of total average deposits in the first quarter of 2011 compared to 8.9% in the first quarter of 2010.
     Non-interest income totaled $40.9 million in the first quarter of 2011, decreasing $1.7 million, or 4.0%, compared to the first quarter of 2010 and decreasing $3.6 million, or 8.0%, compared to the fourth quarter of 2010. Mortgage banking revenue increased $1.9 million when compared to the first quarter of 2010 and decreased $11.1 million when compared to the fourth quarter of 2010 as loans originated and sold to the secondary market were $562 million in the first quarter of 2011 compared to $687 million in the first quarter of 2010 and $1.3 billion in the fourth quarter of 2010 (see “Non-Interest Income” section later in this document for further detail). Trading income decreased by $6.4 million in the first quarter of 2011 when compared to the first quarter of 2010 primarily due to the realization in the prior year of market value increases on certain collateralized mortgage obligations held in trading during 2010.
     Non-interest expense totaled $98.1 million in the first quarter of 2011, increasing $14.2 million, or 17%, compared to the first quarter of 2010 and decreasing $8.1 million compared to the fourth quarter of 2010. The increase compared to the first quarter of 2010 was primarily attributable to a $7.0 million increase in salaries and employee benefits. The increase in salaries and employee benefits was attributable to a $1.0 million increase in bonus and commissions as variable pay based revenue increased (primarily in our mortgage banking and wealth management businesses), a $4.0 million increase in salaries caused by the addition of employees from the five FDIC-assisted transactions and larger staffing related to organic Company growth, and a $2.0 million increase from employee benefits (primarily related to health plans and payroll taxes). Additionally, OREO related expenses increased $4.5 million and professional fees increased $439,000, primarily related to increased legal costs related to non-performing assets and recent bank acquisitions.
     The Company’s effective tax rate increased to 39.4% in the first quarter of 2011, up from 37.2% in the first quarter of 2010. This increase is primarily attributable to two items. The increased Illinois corporate tax rate on 2011 earnings increased our tax expense by approximately $200,000. Additionally, the Company recorded approximately $300,000 of additional tax expense due to a one-time adjustment to change the recorded value of its deferred tax liabilities as of the beginning of 2011 as a result of the Illinois corporate tax rate change that was effective on January 1, 2011.
Financial Performance Overview — Credit Quality
     Non-performing loans, excluding covered loans, totaled $155.4 million, or 1.63% of total loans, at March 31, 2011, compared to $142.1 million, or 1.48% of total loans, at December 31, 2010 and $141.0 million, or 1.55% of total loans, at March 31, 2010. OREO, excluding covered OREO, of $85.3 million at March 31, 2011 increased $14.1 million compared to $71.2 million at December 31, 2010 and decreased $3.7 million compared to $89.0 million at March 31, 2010. Throughout the quarter, management worked with certain borrowers to restructure performing loans. These actions help these borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of March 31, 2011, a total of $96.6 million of outstanding loan balances qualified as restructured loans, with $69.4 million of these modified loans in an accruing status.
     The provision for credit losses totaled $25.3 million for the first quarter of 2011 compared to $28.8 million for the fourth quarter of 2010 and $29.0 million in the first quarter of 2010. Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2011 totaled 104 basis points on an annualized basis compared to 119 basis points on an annualized basis in the first quarter of 2010 and 96 basis points on an annualized basis in the fourth quarter of 2010.
     Excluding the allowance for covered loan losses and covered loans, the allowance for credit losses at March 31, 2011 totaled $117.1 million, or 1.22% of total loans, compared to $118.0 million, or 1.23% of total loans, at December 31, 2010 and $106.1 million, or 1.17% of total loans, at March 31, 2010.

	Three Months Ended
WINTRUST FINANCIAL CORPORATION	March 31,
Selected Financial Highlights	2011	2010
Selected Financial Condition Data (at end of period):
Total assets	$14,080,180	$12,839,978
Total loans, excluding covered loans	9,561,802	9,070,562
Total deposits	10,915,169	9,724,870
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,453,253	1,364,832

Selected Statements of Income Data:
Net interest income	$109,614	$95,865
Net revenue (1)	150,501	138,472
Core pre-tax earnings (2)	48,799	42,076
Net income	16,402	16,017
Net income (loss) per common share — Basic	$0.44	$0.43
Net income (loss) per common share — Diluted	$0.36	$0.41

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.48%	3.38%
Non-interest income to average assets	1.18%	1.37%
Non-interest expense to average assets	2.84%	2.70%
Net overhead ratio (3)	1.66%	1.33%
Efficiency ratio (2) (4)	65.05%	60.59%
Return on average assets	0.47%	0.52%
Return on average common equity	4.49%	4.93%

Average total assets	$14,018,525	$12,590,817
Average total shareholders’ equity	1,437,869	1,196,191
Average loans to average deposits ratio (excluding covered loans)	91.2%	94.6%
Average loans to average deposits ratio (including covered loans)	94.2%	94.6%

Common Share Data at end of period:
Market price per common share	$36.75	$37.21
Book value per common share (2)	$33.70	$34.76
Tangible common book value per share (2)	$26.65	$25.39
Common shares outstanding	34,947,251	31,044,449
Other Data at end of period:(9)
Leverage Ratio (5)	10.3%	10.8%
Tier 1 capital to risk-weighted assets (5)	12.8%	13.4%
Total capital to risk-weighted assets (5)	14.1%	14.9%
Tangible common equity ratio (TCE) (2)(8)	8.0%	6.3%
Allowance for credit losses (6)	$117,067	$106,050
Credit discounts on purchased premium finance receivables — life insurance (7)	$22,147	$33,990
Non-performing loans	$155,387	$140,960
Allowance for credit losses to total loans (6)	1.22%	1.17%
Non-performing loans to total loans	1.63%	1.55%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	88	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses).

A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2011	2010	2010
Assets
Cash and due from banks	$140,919	$153,690	$106,501
Federal funds sold and securities purchased under resale agreements	33,575	18,890	15,393
Interest-bearing deposits with other banks	946,193	865,575	1,222,323
Available-for-sale securities, at fair value	1,710,321	1,496,302	1,205,919
Trading account securities	2,229	4,879	39,938
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	85,144	82,407	74,001
Brokerage customer receivables	25,361	24,549	20,978
Mortgage loans held-for-sale, at fair value	92,151	356,662	149,897
Mortgage loans held-for-sale, at lower of cost or market	2,335	14,785	6,152
Loans, net of unearned income, excluding covered loans	9,561,802	9,599,886	9,070,562
Covered loans	430,452	334,353	—

Total loans	9,992,254	9,934,239	9,070,562
Less: Allowance for loan losses	115,049	113,903	102,397
Less: Allowance for covered loan losses	4,844	—	—

Net loans	9,872,361	9,820,336	8,968,165
Premises and equipment, net	369,785	363,696	348,182
FDIC indemnification asset	124,785	118,182	—
Accrued interest receivable and other assets	381,025	366,438	363,676
Trade date securities receivable	—	—	27,850
Goodwill	281,940	281,190	278,025
Other intangible assets	12,056	12,575	12,978

Total assets	$14,080,180	$13,980,156	$12,839,978

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,279,256	$1,201,194	$871,830
Interest bearing	9,635,913	9,602,479	8,853,040

Total deposits	10,915,169	10,803,673	9,724,870
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	409,386	423,500	421,775
Other borrowings	250,032	260,620	218,079
Secured borrowings — owed to securitization investors	600,000	600,000	600,000
Subordinated notes	50,000	50,000	60,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	10,000	—	62,017
Accrued interest payable and other liabilities	141,847	155,321	137,912

Total liabilities	12,626,927	12,543,607	11,475,146

Shareholders’ Equity:
Preferred stock	49,672	49,640	285,642
Common stock	34,947	34,864	31,044
Surplus	967,587	965,203	677,090
Treasury stock	(74)	—	—
Retained earnings	404,580	392,354	373,903
Accumulated other comprehensive loss	(3,459)	(5,512)	(2,847)

Total shareholders’ equity	1,453,253	1,436,549	1,364,832

Total liabilities and shareholders’ equity	$14,080,180	$13,980,156	$12,839,978

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2011	2010
Interest income
Interest and fees on loans	$136,543	$129,542
Interest bearing deposits with banks	936	1,274
Federal funds sold and securities purchased under resale agreements	32	49
Securities	9,540	11,012
Trading account securities	13	21
Federal Home Loan Bank and Federal Reserve Bank stock	550	459
Brokerage customer receivables	166	139

Total interest income	147,780	142,496

Interest expense
Interest on deposits	23,956	33,212
Interest on Federal Home Loan Bank advances	3,958	4,346
Interest on notes payable and other borrowings	2,630	1,462
Interest on secured borrowings — owed to securitization investors	3,040	2,995
Interest on subordinated notes	212	241
Interest on junior subordinated debentures	4,370	4,375

Total interest expense	38,166	46,631

Net interest income	109,614	95,865
Provision for credit losses	25,344	29,044

Net interest income after provision for credit losses	84,270	66,821

Non-interest income
Wealth management	10,236	8,667
Mortgage banking	11,631	9,727
Service charges on deposit accounts	3,311	3,332
Gains on available-for-sale securities, net	106	392
Gain on bargain purchases	9,838	10,894
Trading (losses) gains	(440)	5,961
Other	6,205	3,634

Total non-interest income	40,887	42,607

Non-interest expense
Salaries and employee benefits	56,099	49,072
Equipment	4,264	3,896
Occupancy, net	6,505	6,230
Data processing	3,523	3,407
Advertising and marketing	1,614	1,314
Professional fees	3,546	3,107
Amortization of other intangible assets	689	645
FDIC insurance	4,518	3,809
OREO expenses, net	5,808	1,337
Other	11,543	11,121

Total non-interest expense	98,109	83,938

Income before taxes	27,048	25,490
Income tax expense	10,646	9,473

Net income	$16,402	$16,017

Preferred stock dividends and discount accretion	$1,031	$4,943

Net income applicable to common shares	$15,371	$11,074

Net income per common share — Basic	$0.44	$0.43

Net income per common share — Diluted	$0.36	$0.41

Cash dividends declared per common share	$0.09	$0.09

Weighted average common shares outstanding	34,928	25,942
Dilutive potential common shares	7,794	1,139

Average common shares and dilutive common shares	42,722	27,081

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and core pre-tax earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Core pre-tax earnings is a significant metric in assessing the Company’s core operating performance. Core pre-tax earnings is adjusted to exclude the provision for credit losses and certain significant items.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands)	2011	2010	2010	2010	2010
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$147,780	$153,962	$147,401	$149,248	$142,496
Taxable-equivalent adjustment:
- Loans	116	79	85	90	80
- Liquidity management assets	295	326	324	366	361
- Other earning assets	3	—	7	5	5

Interest Income — FTE	$148,194	$154,367	$147,817	$149,709	$142,942
(B) Interest Expense (GAAP)	$38,166	$41,285	$44,421	$44,934	$46,631

Net interest income — FTE	110,028	113,082	103,396	104,775	96,311

(C) Net Interest Income (GAAP) (A minus B)	$109,614	$112,677	$102,980	$104,314	$95,865

(D) Net interest margin (GAAP)	3.46%	3.44%	3.20%	3.42%	3.36%
Net interest margin — FTE	3.48%	3.46%	3.22%	3.43%	3.38%
(E) Efficiency ratio (GAAP)	65.23%	67.65%	67.20%	59.90%	60.79%
Efficiency ratio — FTE	65.05%	67.48%	67.01%	59.72%	60.59%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,453,253	$1,436,549	$1,398,912	$1,384,736	$1,364,832
Less: Preferred stock	(49,672)	(49,640)	(287,234)	(286,460)	(285,642)
Less: Intangible assets	(293,996)	(293,765)	(291,219)	(291,300)	(291,003)

(F) Total tangible common shareholders’ equity	$1,109,585	$1,093,144	$820,459	$806,976	$788,187

Total assets	$14,080,180	$13,980,156	$14,100,368	$13,708,560	$12,839,978
Less: Intangible assets	(293,996)	(293,765)	(291,219)	(291,300)	(291,003)

(G) Total tangible assets	$13,786,184	$13,686,391	$13,809,149	$13,417,260	$12,548,975

Tangible common equity ratio (F/G)	8.0%	8.0%	5.9%	6.0%	6.3%

Calculation of Core Pre-Tax Earnings
Income before taxes	$27,048	$22,142	$32,385	$20,790	$25,490
Add: Provision for credit losses	25,344	28,795	25,528	41,297	29,044
Add: OREO expenses, net	5,808	7,384	4,767	5,843	1,337
Add: Recourse obligation on loans previously sold	103	1,365	1,432	4,721	3,452
Less: Gain on bargain purchases	(9,838)	(250)	(6,593)	(26,494)	(10,894)
Less: Trading losses (gains)	440	(611)	(210)	1,617	(5,961)
Less: (Gains) losses on available-for-sale securities, net	(106)	(159)	(9,235)	(46)	(392)

Core pre-tax earnings	$48,799	$58,666	$48,074	$47,728	$42,076

Calculation of book value per share
Total shareholders’ equity	$1,453,253	$1,436,549	$1,398,912	$1,384,736	$1,364,832
Less: Preferred stock	(49,672)	(49,640)	(287,234)	(286,460)	(285,642)

(H) Total common equity	$1,403,581	$1,386,909	$1,111,678	$1,098,276	$1,079,190

Actual common shares outstanding	34,947	34,864	31,144	31,084	31,044
Add: TEU conversion shares	6,696	7,512	—	—	—

(I) Common shares used for book value calculation	41,643	42,376	31,144	31,084	31,044

Book value per share (H/I)	$33.70	$32.73	$35.70	$35.33	$34.76
Tangible common book value per share (F/I)	$26.65	$25.80	$26.34	$25.96	$25.39

LOANS

Loan Portfolio Mix and Growth Rates				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Commercial	$1,937,561	$2,049,326	$1,749,895	(22)%	11%
Commercial real-estate	3,356,562	3,338,007	3,333,157	2	1
Home equity	891,332	914,412	924,993	(10)	(4)
Residential real-estate	344,909	353,336	322,984	(10)	7
Premium finance receivables — commercial	1,337,851	1,265,500	1,317,822	23	2
Premium finance receivables — life insurance	1,539,521	1,521,886	1,233,573	5	25
Indirect consumer (2)	52,379	51,147	83,136	10	(37)
Consumer and other	101,687	106,272	105,002	(17)	(3)

Total loans, net of unearned income, excluding covered loans	$9,561,802	$9,599,886	$9,070,562	(2)%	5%
Covered loans	430,452	334,353	—	117	100

Total loans, net of unearned income	$9,992,254	$9,934,239	$9,070,562	2%	10%

Mix:
Commercial	19%	21%	19%
Commercial real-estate	34	34	37
Home equity	9	9	10
Residential real-estate	4	3	4
Premium finance receivables — commercial	13	13	14
Premium finance receivables — life insurance	15	15	14
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	96%	97%	100%
Covered loans	4	3	—

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

Commercial and Commercial Real-Estate Loans, excluding covered loans
  As of March 31, 2011

				> 90 Days	Allowance
		%of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Balance	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,277,657	24.2%	$24,277	$150	$20,208
Franchise	114,376	2.2	1,792	—	974
Mortgage warehouse lines of credit	33,482	0.6	—	—	290
Community Advantage — homeowner associations	75,948	1.4	—	—	190
Aircraft	22,317	0.4	74	—	130
Asset-based lending	301,899	5.7	—	—	4,828
Municipal	60,376	1.1	—	—	1,037
Leases	51,506	1.0	14	—	449

Total commercial	$1,937,561	36.6%	$26,157	$150	$28,106

Commercial Real-Estate:
Residential construction	$91,367	1.7%	$7,891	$—	$2,987
Commercial construction	121,548	2.3	1,396	692	3,914
Land	230,214	4.3	26,974	—	13,971
Office	557,267	10.5	17,945	—	9,001
Industrial	495,636	9.4	1,251	524	4,744
Retail	523,114	9.9	12,824	—	7,424
Multi-family	293,863	5.6	5,968	—	9,945
Mixed use and other	1,043,553	19.7	19,752	781	13,660

Total commercial real-estate	$3,356,562	63.4%	$94,001	$1,997	$65,646

Total commercial and commercial real-estate	$5,294,123	100.0%	$120,158	$2,147	$93,752

Commercial real-estate — collateral location by state:
Illinois	$2,725,135	81.2%
Wisconsin	352,975	10.5

Total primary markets	$3,078,110	91.7%

Florida	48,071	1.4
Arizona	41,875	1.2
Indiana	47,659	1.4
Other (no individual state greater than 0.5%)	140,847	4.3

Total	$3,356,562	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Non-interest bearing	$1,279,256	$1,201,194	$871,830	26%	47%
NOW	1,526,955	1,561,507	1,448,857	(9)	5
Wealth Management deposits (2)	659,194	658,660	690,919	0	(5)
Money Market	1,844,416	1,759,866	1,586,830	19	16
Savings	749,681	744,534	558,770	3	34
Time certificates of deposit	4,855,667	4,877,912	4,567,664	(2)	6

Total deposits	$10,915,169	$10,803,673	$9,724,870	4%	12%

Mix:
Non-interest bearing	12%	11%	9%
NOW	14	15	15
Wealth Management deposits (2)	6	6	7
Money Market	17	16	16
Savings	7	7	6
Time certificates of deposit	44	45	47

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
  As of March 31, 2011

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1)	of Deposit	Deposits	of Deposit
1-3 months	$2,806,211	$2,594,097	$659,194	$1,102,908	$7,162,410	1.38%
4-6 months				723,965	$723,965	1.90
7-9 months				700,530	$700,530	1.32
10-12 months				581,775	$581,775	1.26
13-18 months				724,299	$724,299	1.68
19-24 months				313,539	$313,539	1.82
24+ months				708,651	$708,651	2.33

Total deposits	$2,806,211	$2,594,097	$659,194	$4,855,667	$10,915,169	1.57%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2011 compared to the first quarter of 2010 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2011			March 31, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,632,012	$11,354	1.75%	$2,384,122	$13,155	2.24%
Other earning assets (2) (3) (7)	27,718	181	2.65	26,269	164	2.53
Loans, net of unearned income (2) (4) (7)	9,849,309	129,587	5.34	9,150,078	129,623	5.75
Covered loans	326,571	7,072	8.78	—	—	—

Total earning assets (7)	$12,835,610	$148,194	4.68%	$11,560,469	$142,942	5.01%

Allowance for loan losses	(118,610)			(107,257)
Cash and due from banks	152,264			113,514
Other assets	1,149,261			1,024,091

Total assets	$14,018,525			$12,590,817

Interest-bearing deposits	9,542,637	$23,956	1.02%	$8,818,012	$33,212	1.53%
Federal Home Loan Bank advances	416,021	3,958	3.86	429,195	4,346	4.11
Notes payable and other borrowings	266,379	2,630	4.00	225,919	1,462	2.63
Secured borrowings — owed to securitization investors	600,000	3,040	2.05	600,000	2,995	2.02
Subordinated notes	50,000	212	1.69	60,000	241	1.60
Junior subordinated notes	249,493	4,370	7.01	249,493	4,375	7.01

Total interest-bearing liabilities	$11,124,530	$38,166	1.39%	$10,382,619	$46,631	1.82%

Non-interest bearing deposits	1,261,374			858,875
Other liabilities	194,752			153,132
Equity	1,437,869			1,196,191
Total liabilities and shareholders’ equity	$14,018,525			$12,590,817

Interest rate spread (5) (7)			3.29%			3.19%
Net free funds/contribution (6)	$1,711,080		0.19%	$1,177,850		0.19%

Net interest income/Net interest margin (7)		$110,028	3.48%		$96,311	3.38%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2011 and 2010 were $414,000 and $446,000,

respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The higher level of net interest income recorded in the first quarter of 2011 compared to the first quarter of 2010 was primarily attributable to a $699 million increase in the average balance of loans and a $327 million increase in FDIC covered loans. The bulk of this growth was funded by an increase of $725 million in interest-bearing deposits and a $533 million increase in net free funds (of which $402 million was non-interest bearing deposits). The Company continues to see a beneficial shift in its deposit mix as non-interest bearing deposits comprised 11.7% of total average deposits in the first quarter of 2011 compared to 8.9% in the first quarter of 2010.
The net interest margin increased ten basis points in the first quarter of 2011 compared to the first quarter of 2010. The driver for this increase was the reduced costs of interest-bearing deposits as the rate on these decreased 51 basis points in the first quarter of 2011 compared to the first quarter of 2010. Including the costs of wholesale funding, the rate on total interest-bearing liabilities declined 43 basis points between these comparable periods. Partially offsetting this positive impact to the net interest margin was the yield on total average earning assets, which declined by 33 basis points as the yield on loans declined by 41 basis points and the yield on liquidity management assets declined by 49 basis points. The yield recognized on the FDIC covered loan portfolio helped to counteract some of the impact of these yield decreases. Although average net free funds increased by $533 million, the contribution to net interest margin remained at 19 basis points for both periods as the replacement value (rate on total interest-bearing liabilities) was 43 basis points lower.
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2011 compared to the fourth quarter of 2010 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2011			December 31, 2010
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,632,012	$11,354	1.75%	$2,844,351	$9,455	1.32%
Other earning assets (2) (3) (7)	27,718	181	2.65	29,676	183	2.45
Loans, net of unearned income (2) (4) (7)	9,849,309	129,587	5.34	9,777,435	140,689	5.71
Covered loans	326,571	7,072	8.78	337,690	4,042	4.75

Total earning assets (7)	$12,835,610	$148,194	4.68%	$12,989,152	$154,369	4.72%

Allowance for loan losses	(118,610)			(116,447)
Cash and due from banks	152,264			151,562
Other assets	1,149,261			1,175,084

Total assets	$14,018,525			$14,199,351

Interest-bearing deposits	9,542,637	$23,956	1.02%	$9,839,223	$27,853	1.12%
Federal Home Loan Bank advances	416,021	3,958	3.86	415,260	4,038	3.86
Notes payable and other borrowings	266,379	2,630	4.00	244,044	1,631	2.65
Secured borrowings — owed to securitization investors	600,000	3,040	2.05	600,000	3,089	2.04
Subordinated notes	50,000	212	1.69	53,369	233	1.71
Junior subordinated notes	249,493	4,370	7.01	249,493	4,441	6.97

Total interest-bearing liabilities	$11,124,530	$38,166	1.39%	$11,401,389	$41,285	1.43%

Non-interest bearing deposits	1,261,374			1,148,208
Other liabilities	194,752			207,000
Equity	1,437,869			1,442,754

Total liabilities and shareholders’ equity	$14,018,525			$14,199,351

Interest rate spread (5) (7)			3.29%			3.29%
Net free funds/contribution (6)	$1,711,080		0.19%	$1,587,763		0.17%

Net interest income/Net interest margin (7)		$110,028	3.48%		$113,084	3.46%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2011 was $414,000 and for the three months ended December 31, 2010 was $405,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The lower level of net interest income recorded in the first quarter of 2011 compared to the fourth quarter of 2010 was primarily attributable to the first quarter of 2011 consisting of two less days than the fourth quarter of 2010, reducing net interest income by approximately $2.5 million. The remainder of the decrease in net interest income was caused by slightly lower levels of total average earning assets as the average balance of mortgages held for sale and mortgage warehouse lines declined by $240 million in the first quarter of 2011 compared to the fourth quarter of 2010.
The net interest margin increased two basis points in the first quarter of 2011 compared to the fourth quarter of 2010. Reduced costs of interest-bearing deposits continued to improve the net interest margin as the rate on these decreased ten basis points in the first quarter of 2011 compared to the fourth quarter of 2010. Including the costs of wholesale funding, the rate on total interest-bearing liabilities declined four basis points between these comparable periods. Offsetting this positive impact to the net interest margin was the yield on total average earning assets, which declined by four basis points as the yield on loans declined by 37 basis points and the yield on liquidity management assets improved by 43 basis points. The increased effective yield recognized on the FDIC covered loan portfolio, as higher levels of forecasted cashflows on the covered loan portfolios drive higher effective yields on these assets, helped to counteract some of the impact of the loan portfolio yield decreases. The lower yield on the loan portfolio in the first quarter of 2011 was primarily attributable to a $5.6 million decline in accretion recognized on the purchased life insurance premium finance loan portfolio as prepayments declined and lower yields on the commercial premium finance receivable portfolio. Average net free funds increased by $123 million improving the contribution to net interest margin by two basis points in the first quarter of 2011 compared to the fourth quarter of 2010. The Company continues to see a beneficial shift in its deposit mix as non-interest bearing deposits comprised 11.7% of total average deposits in the first quarter of 2011 compared to 10.5% in the fourth quarter of 2010.
NON-INTEREST INCOME
For the first quarter of 2011, non-interest income totaled $40.9 million, a decrease of $1.7 million, or 4.0%, compared to the first quarter of 2010. The decrease was primarily attributable to lower trading gains and bargain purchase gains, partially offset by increases in fees from covered call options, mortgage banking revenue and wealth management revenue.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31,
			$	%
(Dollars in thousands)	2011	2010	Change	Change
Brokerage	$6,325	$5,554	$771	14
Trust and asset management	3,911	3,113	798	26

Total wealth management	10,236	8,667	1,569	18

Mortgage banking	11,631	9,727	1,904	20
Service charges on deposit accounts	3,311	3,332	(21)	(1)
Gains on available-for-sale securities	106	392	(286)	(73)
Gain on bargain purchases	9,838	10,894	(1,056)	(10)
Trading (losses) gains	(440)	5,961	(6,401)	(107)
Other:
Fees from covered call options	2,470	289	2,181	755
Bank Owned Life Insurance	876	623	253	41
Administrative services	717	582	135	23
Miscellaneous	2,142	2,140	2	0

Total Other	6,205	3,634	2,571	71

Total Non-Interest Income	$40,887	$42,607	$(1,720)	(4)

Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wintrust Capital Management. Wealth management revenue totaled $10.2 million in the first quarter of 2011 and $8.7 million in the first quarter of 2010, an increase of 18%. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities. Additionally, the improvement in the equity markets overall have led to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2011, this revenue source totaled $11.6 million, an increase of $1.9 million when compared to the first quarter of 2010. Mortgages originated and sold totaled $562 million in the first quarter of 2011 compared to $687 million in the first quarter of 2010. The increase in mortgage banking revenue in the first quarter of 2011 as compared to the first quarter of 2010 resulted primarily from estimations of fewer loss indemnification requests from investors. The Company enters into residential mortgage loan sale agreements with investors in the normal course of business. These agreements provide recourse to investors through certain representations concerning credit information, loan documentation, collateral and insurability. Investors request the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. An increase in requests for loss indemnification can negatively impact mortgage banking revenue as additional recourse expense. The Company recognized $103,000 of expense on loans previously sold in the first quarter of 2011, a decrease of $3.3 million compared to the first quarter of 2010. The loss reserves established for loans expected to be repurchased is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loans that have been sold, and current economic conditions.
A summary of the mortgage banking revenue components is shown below:
Mortgage banking revenue

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010
Mortgage loans originated and sold	$562,088	$1,250,193	$686,679
Mortgage loans serviced for others	$943,074	$942,224	$750,413
Fair value of mortgage servicing rights (MSRs)	$9,448	$8,762	$6,602
MSRs as a percentage of loans serviced	1.00%	0.93%	0.88%

Gain on sales of loans and other fees	$11,593	$23,216	$13,717
Mortgage servicing rights fair value adjustments	141	835	(538)
Recourse obligation on loans previously sold	(103)	(1,365)	(3,452)

Total mortgage banking revenue	$11,631	$22,686	$9,727

Gain on sales of loans and other fees as a percentage of loans sold	2.06%	1.86%	2.00%
The gain on bargain purchases of $9.8 million recognized in the first quarter of 2011 relates to the FDIC-assisted acquisitions of TBOC by Advantage and CFBC by Northbrook (see “Items Impacting Comparative Financial Results: Acquisitions”). The gain on bargain purchases of $10.9 million in the first quarter of 2010 related to loans acquired in the Company’s acquisition of a life insurance premium finance loan portfolio in 2009.
Trading losses of $440,000 were recognized by the Company in the first quarter of 2011 compared to gains of $6.0 million in the first quarter of 2010. Lower trading gains in the current period compared to the first quarter of 2010 resulted primarily from realizing market value increases in the prior year on certain collateralized mortgage obligations held in trading which were sold in July 2010.
Other non-interest income for the first quarter of 2011 totaled $6.2 million, compared to $3.6 million in the first quarter of 2010. Fees from certain covered call option transactions increased by $2.2 million in the first quarter of 2011 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).

NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2011 totaled $98.1 million and increased approximately $14.2 million, or 17%, compared to the first quarter of 2010.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2011	2010	Change	Change
Salaries and employee benefits:
Salaries	$33,135	$29,083	4,052	14
Commissions and bonus	10,714	9,731	983	10
Benefits	12,250	10,258	1,992	19

Total salaries and employee benefits	56,099	49,072	7,027	14
Equipment	4,264	3,896	368	9
Occupancy, net	6,505	6,230	275	4
Data processing	3,523	3,407	116	3
Advertising and marketing	1,614	1,314	300	23
Professional fees	3,546	3,107	439	14
Amortization of other intangible assets	689	645	44	7
FDIC insurance	4,518	3,809	709	19
OREO expenses, net	5,808	1,337	4,471	334
Other:
Commissions - 3rd party brokers	1,030	962	68	7
Postage	1,078	1,110	(32)	(3)
Stationery and supplies	840	732	108	15
Miscellaneous	8,595	8,317	278	3

Total other	11,543	11,121	422	4

Total Non-Interest Expense	$98,109	$83,938	$14,171	17

Salaries and employee benefits comprised 57% of total non-interest expense in the first quarter of 2011 and 58% in the first quarter of 2010. Salaries and employee benefits expense increased $7.0 million, or 14%, in the first quarter of 2011 compared to the first quarter of 2010 primarily as a result of a $1.0 million increase in bonus and commissions as variable pay based revenue increased (primarily our mortgage banking and wealth management businesses), a $4.0 million increase in salaries caused by the addition of employees from the five FDIC-assisted transactions and larger staffing as the Company grows and a $2.0 million increase from employee benefits (primarily health plan and payroll taxes related).
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the first quarter of 2011 were $3.5 million, an increase of $439,000, or 14%, compared to the same period in 2010. These increases are primarily a result of increased legal costs related to non-performing assets and recent bank acquisitions.
OREO expenses include all costs related to obtaining, maintaining and selling of other real estate owned properties. This expense totaled $5.8 million in the first quarter of 2011, an increase of $4.5 million compared to $1.3 million in the first quarter of 2010. The increase in OREO expenses primarily related to higher valuation adjustments of properties held in OREO in the first quarter of 2011 as compared to first quarter of 2010.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended
	March 31,
(Dollars in thousands)	2011	2010
Allowance for loan losses at beginning of period	$113,903	$98,277
Provision for credit losses	24,376	29,044
Other adjustments	—	1,943
Reclassification (to)/from allowance for unfunded lending-related commitments	2,116	(99)

Charge-offs:
Commercial	9,140	4,675
Commercial real estate	13,342	20,244
Home equity	773	281
Residential real estate	1,275	406
Premium finance receivables — commercial	1,507	1,933
Premium finance receivables — life insurance	30	—
Indirect consumer	120	274
Consumer and other	160	179

Total charge-offs	26,347	27,992

Recoveries:
Commercial	266	443
Commercial real estate	338	442
Home equity	8	8
Residential real estate	2	5
Premium finance receivables — commercial	268	229
Premium finance receivables — life insurance	—	—
Indirect consumer	66	50
Consumer and other	53	47

Total recoveries	1,001	1,224

Net charge-offs	(25,346)	(26,768)

Allowance for loan losses at period end	$115,049	$102,397

Allowance for unfunded lending-related commitments at period end	2,018	3,653

Allowance for credit losses at period end	$117,067	$106,050

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.85%	1.02%
Commercial real estate	1.57	2.42
Home equity	0.34	0.12
Residential real estate	0.91	0.32
Premium finance receivables — commercial	0.37	0.54
Premium finance receivables — life insurance	0.01	—
Indirect consumer	0.41	1.00
Consumer and other	0.42	0.48

Total loans, net of unearned income, excluding covered loans	1.04%	1.19%

Net charge-offs as a percentage of the provision for credit losses	103.98%	92.16%

Loans at period-end	$9,561,802	$9,070,562
Allowance for loan losses as a percentage of loans at period end	1.20%	1.13%
Allowance for credit losses as a percentage of loans at period end	1.22%	1.17%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for unfunded lending-related commitments (separate liability account) represents the portion of the allowance for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an “other adjustment to the allowance for loan losses”.
The provision for credit losses, excluding the provision for covered loan losses, totaled $24.4 million for the first quarter of 2011, $28.8 million in the fourth quarter of 2010 and $29.0 million for the first quarter of 2010. For the quarter ended March 31, 2011, net charge-offs, excluding covered loans, totaled $25.3 million compared to $23.5 million in the fourth quarter of 2010 and $26.8 million recorded in the first quarter of 2010. On a ratio basis, annualized net charge-offs as a percentage of average loans, excluding covered loans, were 1.04% in the first quarter of 2011, 0.96% in the fourth quarter of 2010, and 1.19% in the first quarter of 2010. Beginning in the third quarter of 2009, the Company committed to resolving problem credits as quickly as possible. Actions taken during this time increased OREO, net charge-offs and the provision for loan losses expenses required to maintain an appropriate level of reserves. The first quarter of 2011 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure.
The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at March 31, 2011:

As of March 31, 2011		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$26,157	$150	$3,450	$11,645	$1,896,159	$1,937,561
Commercial real-estate:
Residential construction	7,891	—	1,057	3,587	78,832	91,367
Commercial construction	1,396	692	2,469	680	116,311	121,548
Land	26,974	—	7,366	12,455	183,419	230,214
Office	17,945	—	1,705	3,059	534,558	557,267
Industrial	1,251	524	1,672	8,499	483,690	495,636
Retail	12,824	—	4,994	5,810	499,486	523,114
Multi-family	5,968	—	1,107	5,059	281,729	293,863
Mixed use and other	19,752	781	7,187	19,835	995,998	1,043,553

Total commercial real-estate	94,001	1,997	27,557	58,984	3,174,023	3,356,562

Total commercial and commercial real-estate	120,158	2,147	31,007	70,629	5,070,182	5,294,123

Home equity	11,184	—	3,366	6,603	870,179	891,332
Residential real estate	4,909	—	918	5,174	333,908	344,909
Premium finance receivables — commercial	9,550	6,319	4,433	14,428	1,303,121	1,337,851
Premium finance receivables — life insurance	342	—	1,130	5,580	1,532,469	1,539,521
Indirect consumer	320	310	182	657	50,910	52,379
Consumer and other	147	1	185	394	100,960	101,687

Total loans, net of unearned income, excluding covered loans	$146,610	$8,777	$41,221	$103,465	$9,261,729	$9,561,802

Aging as a % of Loan Balance:
Commercial	1.3%	—%	0.2%	0.6%	97.9%	100.0%
Commercial real-estate:
Residential construction	8.6	—	1.2	3.9	86.3	100.0
Commercial construction	1.1	0.6	2.0	0.6	95.7	100.0
Land	11.7	—	3.2	5.4	79.7	100.0
Office	3.2	—	0.3	0.5	96.0	100.0
Industrial	0.3	0.1	0.3	1.7	97.6	100.0
Retail	2.5	—	1.0	1.1	95.4	100.0
Multi-family	2.0	—	0.4	1.7	95.9	100.0
Mixed use and other	1.9	0.1	0.7	1.9	95.4	100.0

Total commercial real-estate	2.8	0.1	0.8	1.8	94.5	100.0

Total commercial and commercial real-estate	2.3	—	0.6	1.3	95.8	100.0

Home equity	1.3	—	0.4	0.7	97.6	100.0
Residential real estate	1.4	—	0.3	1.5	96.8	100.0
Premium finance receivables — commercial	0.7	0.5	0.3	1.1	97.4	100.0
Premium finance receivables — life insurance	0.0	—	0.1	0.4	99.5	100.0
Indirect consumer	0.6	0.6	0.3	1.3	97.2	100.0
Consumer and other	0.1	0.0	0.2	0.4	99.3	100.0

Total loans, net of unearned income, excluding covered loans	1.5%	0.1%	0.4%	1.1%	96.9%	100.0%

As of March 31, 2011, $41.2 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $103.5 million, or 1.1%, were 30 to 59 days (or one payment) past due. As of December 31, 2010, $46.1 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $91.9 million, or 1.0%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2011 that are current with regard to the contractual terms of the loan agreement represent 97.6% of the total home equity portfolio. Residential real estate loans at March 31, 2011 that are current with regards to the contractual terms of the loan agreements comprise 96.8% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at December 31, 2010:

As of December 31, 2010		90+ days	60-89	30-59
		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$16,382	$478	$4,755	$16,024	$2,011,687	$2,049,326
Commercial real-estate:
Residential construction	10,010	—	96	1,801	84,040	95,947
Commercial construction	1,820	—	—	1,481	128,371	131,672
Land	37,602	—	6,815	11,915	203,857	260,189
Office	12,718	—	9,121	3,202	510,290	535,331
Industrial	3,480	—	686	2,276	493,859	500,301
Retail	3,265	—	4,088	3,839	499,335	510,527
Multi-family	4,794	—	1,573	3,062	281,525	290,954
Mixed use and other	20,274	—	8,481	15,059	969,272	1,013,086

Total commercial real-estate	93,963	—	30,860	42,635	3,170,549	3,338,007

Total commercial and commercial real-estate	110,345	478	35,615	58,659	5,182,236	5,387,333

Home equity	7,425	—	2,181	7,098	897,708	914,412
Residential real estate	6,085	—	1,836	8,224	337,191	353,336
Premium finance receivables — commercial	8,587	8,096	6,076	16,584	1,226,157	1,265,500
Premium finance receivables — life insurance	354	—	—	—	1,521,532	1,521,886
Indirect consumer	191	318	301	918	49,419	51,147
Consumer and other	252	1	109	379	105,531	106,272

Total loans, net of unearned income, excluding covered loans	$133,239	$8,893	$46,118	$91,862	$9,319,774	$9,599,886

Aging as a % of Loan Balance:
Commercial	0.8%	—%	0.2%	0.8%	98.2%	100.0%
Commercial real-estate:
Residential construction	10.4	—	0.1	1.9	87.6	100.0
Commercial construction	1.4	—	—	1.1	97.5	100.0
Land	14.5	—	2.6	4.6	78.3	100.0
Office	2.4	—	1.7	0.6	95.3	100.0
Industrial	0.7	—	0.1	0.5	98.7	100.0
Retail	0.6	—	0.8	0.8	97.8	100.0
Multi-family	1.6	—	0.5	1.1	96.8	100.0
Mixed use and other	2.0	—	0.8	1.5	95.7	100.0

Total commercial real-estate	2.8	—	0.9	1.3	95.0	100.0

Total commercial and commercial real-estate	2.0	—	0.7	1.1	96.2	100.0

Home equity	0.8	—	0.2	0.8	98.2	100.0
Residential real estate	1.7	—	0.5	2.3	95.5	100.0
Premium finance receivables — commercial	0.7	0.6	0.5	1.3	96.9	100.0
Premium finance receivables — life insurance	0.0	—	0.0	0.0	100.0	100.0
Indirect consumer	0.4	0.6	0.6	1.8	96.6	100.0
Consumer and other	0.2	—	0.1	0.4	99.3	100.0

Total loans, net of unearned income, excluding covered loans	1.4%	0.1%	0.5%	1.0%	97.0%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets, excluding covered assets, at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010
Loans past due greater than 90 days and still accruing:
Commercial	$150	$478	$—
Commercial real-estate	1,997	—	1,195
Home equity	—	—	21
Residential real-estate	—	—	—
Premium finance receivables — commercial	6,319	8,096	7,479
Premium finance receivables — life insurance	—	—	5,450
Indirect consumer	310	318	665
Consumer and other	1	1	20

Total loans past due greater than 90 days and still accruing	8,777	8,893	14,830

Non-accrual loans:
Commercial	26,157	16,382	15,331
Commercial real-estate	94,001	93,963	82,389
Home equity	11,184	7,425	7,730
Residential real-estate	4,909	6,085	5,460
Premium finance receivables — commercial	9,550	8,587	14,106
Premium finance receivables — life insurance	342	354	73
Indirect consumer	320	191	615
Consumer and other	147	252	426

Total non-accrual loans	146,610	133,239	126,130

Total non-performing loans:
Commercial	26,307	16,860	15,331
Commercial real-estate	95,998	93,963	83,584
Home equity	11,184	7,425	7,751
Residential real-estate	4,909	6,085	5,460
Premium finance receivables — commercial	15,869	16,683	21,585
Premium finance receivables — life insurance	342	354	5,523
Indirect consumer	630	509	1,280
Consumer and other	148	253	446

Total non-performing loans	$155,387	$142,132	$140,960
Other real estate owned	85,290	71,214	89,009

Total non-performing assets	$240,677	$213,346	$229,969

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.36%	0.82%	0.88%
Commercial real-estate	2.86	2.81	2.51
Home equity	1.25	0.81	0.84
Residential real-estate	1.42	1.72	1.69
Premium finance receivables — commercial	1.19	1.32	1.64
Premium finance receivables — life insurance	0.02	0.02	0.45
Indirect consumer	1.20	0.99	1.54
Consumer and other	0.15	0.24	0.42

Total loans, net of unearned income	1.63%	1.48%	1.55%

Total non-performing assets as a percentage of total assets	1.71%	1.53%	1.79%

Allowance for loan losses as a percentage total non-performing loans	74.04%	80.14%	72.64%

Non-performing Commercial and Commercial Real Estate
The commercial non-performing loan category totaled $26.3 million as of March 31, 2011 compared to $16.9 million as of December 31, 2010 and $15.3 million as of March 31, 2010. The commercial real estate non-performing loan category totaled $96.0 million as of March 31, 2011 compared to $94.0 million as of December 31, 2010 and $83.6 million as of March 31, 2010.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $16.1 million as of March 31, 2011. The balance increased $2.9 million from March 31, 2010 and $2.6 million from December 31, 2010. The March 31, 2011 non-performing balance is comprised of $4.9 million of residential real estate (22 individual credits) and $11.2 million of home equity loans (35 individual credits). On average, this is approximately four non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of March 31, 2011 and 2010, and the amount of net charge-offs for the quarters then ended.

	March 31,	March 31,
(Dollars in thousands)	2011	2010
Non-performing premium finance receivables — commercial	$15,869	$21,585
- as a percent of premium finance receivables — commercial outstanding	1.19%	1.64%

Net charge-offs of premium finance receivables — commercial	$1,239	$1,704
— annualized as a percent of average premium finance receivables — commercial	0.37%	0.54%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward
The table below presents a summary of non-performing loans, excluding covered loans, as of March 31, 2011 and 2010 as well as the change in balance during each respective period:

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2011	2010
Balance at beginning of period	$142,132	$131,804
Additions, net	56,168	45,803
Return to performing status	(1,175)	(3,087)
Payments received	(1,589)	(1,300)
Transfer to OREO	(22,425)	(27,246)
Charge-offs	(14,100)	(12,199)
Net change for niche loans (1)	(3,624)	7,185

Balance at end of period	$155,387	$140,960

(1)	This includes activity for premium finance receivables, mortgages held for investment by Wintrust Mortgage and indirect consumer loans.
Restructured Loans
The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010
Accruing:
Commercial	$12,620	$14,163	$12,593
Commercial real estate	55,202	65,419	50,523
Residential real estate	1,560	1,562	2,169

Total accrual	$69,382	$81,144	$65,285

Non-accrual: (1)
Commercial	$5,582	$3,865	$—
Commercial real estate	21,174	15,947	4,096
Residential real estate	431	234	—

Total non-accrual	$27,187	$20,046	$4,096

Total restructured loans:
Commercial	$18,202	$18,028	$12,593
Commercial real estate	76,376	81,366	54,619
Residential real estate	1,991	1,796	2,169

Total restructured loans	$96,569	$101,190	$69,381

(1)	Included in total non-performing loans.
At March 31, 2011, the Company had $96.6 million in loans with modified terms. The $96.6 million in modified loans represents 121 credit relationships in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. These actions were taken on a case-by-case basis working with these borrowers to find a concession that would assist them in retaining their businesses or their homes and attempt to keep these loans in an accruing status for the Company.
Subsequent to its restructuring, any restructured loan with a below market rate concession will remain classified by the Company as a restructured loan for its duration. All restructured loans were reviewed for collateral impairment at March 31, 2011 and approximately $8.3 million of collateral impairment was present on restructured loans classified as non-

accrual and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.
Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of March 31, 2011 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010
Balance at beginning of period	$71,214	$76,654	$80,163
Disposals/resolved	(11,515)	(21,904)	(10,994)
Transfers in at fair value, less costs to sell	28,865	18,812	20,152
Fair value adjustments	(3,274)	(2,348)	(312)

Balance at end of period	$85,290	$71,214	$89,009

	Period End
	March 31,	December 31,	March 31,
Balance by Property Type	2011	2010	2010
Residential real estate	$10,570	$5,694	$9,476
Residential real estate development	17,808	17,781	34,392
Commercial real estate	56,912	47,739	45,141

Total	$85,290	$71,214	$89,009

The following table provides a comparative analysis for the period end balances of the covered asset components, any changes in the allowance for covered loan losses and the contractual aging of the loans in the covered loan portfolio.
Covered Assets

	March 31,	December 31,	March 31,
(Dollars in thousands)	2011	2010	2010
Period End Balances:
Loans	$430,452	$334,353	$—
Other real estate owned	37,143	19,583	—
FDIC Indemnification asset	124,785	118,182	—

Total covered assets	$592,380	$472,118	$—

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of period	$—	$—	$—
Provision for covered loan losses	968	—	—
Loans charged-off	—	—	—
Recoveries of loans charged-off	—	—	—

Net charge-offs	—	—	—
Other adjustments — increase to indemnification asset	3,876

Balance at end of period	$4,844	$—	$—

Accretable Yield Activity:
Accretable yield, beginning balance	$39,809	$38,866	$—
Acquisitions	7,107	—	—
Accretable yield amortized to interest income (1)	(14,159)	(4,042)	—
Increase in expected cash flows (2)	58,575	4,985	—

Accretable yield, ending balance	$91,332	$39,809	$—

(1)	Does not reflect offsetting amounts of $7.1 million recorded against interest income in the first quarter of 2011 as a result of reductions to the indemnification assets.
(2)	Represents reclassifications to/from non-accretable discount, increases/decreases in interest cash flows due to prepayments and/or changes in interest rates.

The following table presents a summary of the discount components for the life insurance premium finance portfolio purchase as of March 31, 2011 and shows the changes in the balances from March 31, 2010.
Purchased Loan Portfolio
Summary of Acquisition

		Credit
		discounts -
		non-
	Accretable	accretable
(Dollars in thousands)	discounts	discounts
Balances at March 31, 2010	$58,037	$33,990
- Accretion (effective yield method)	(4,810)	—
- Accretion recognized as accounts prepay	(3,434)	(3,418)
- Reclassification from nonaccretable to accretable	1,986	(1,986)
- Discount used for loans written off	—	(369)

Balances at June 30, 2010	$51,779	$28,217

- Accretion (effective yield method)	(5,139)	—
- Accretion recognized as accounts prepay	(1,672)	(1,680)
- Reclassification from accretable to nonaccretable	(52)	52
- Discount used for loans written off	—	(190)

Balances at September 30, 2010	$44,916	$26,399

- Accretion (effective yield method)	(6,873)	—
- Accretion recognized as accounts prepay	(4,591)	(3,181)
- Reclassification from accretable to nonaccretable	(137)	137
- Discount used for loans written off	—	(128)

Balances at December 31, 2010	$33,315	$23,227

- Accretion (effective yield method)	(6,418)	—
- Accretion recognized as accounts prepay	(1,538)	(1,096)
- Reclassification from nonaccretable to accretable	184	(184)
- Recovery of discount used for loans written off	—	200

Balances at March 31, 2011	$25,543	$22,147

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wintrust Capital Management provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2010 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	adverse effects on our operational systems resulting from failures, human error or tampering;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, April 20, 2011 regarding first quarter 2011 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #59204020. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2011 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION — Supplemental Financial Information
Selected Financial Highlights — 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Selected Financial Condition Data (at end of period):
Total assets	$14,080,180	$13,980,156	$14,100,368	$13,708,560	$12,839,978
Total loans, excluding covered loans	9,561,802	9,599,886	9,461,155	9,324,163	9,070,562
Total deposits	10,915,169	10,803,673	10,962,239	10,624,742	9,724,870
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,453,253	1,436,549	1,398,912	1,384,736	1,364,832

Selected Statements of Income Data:
Net interest income	109,614	112,677	102,980	104,314	95,865
Net revenue (1)	150,501	157,138	157,636	154,750	138,472
Core pre-tax earnings (2)	48,799	58,666	48,074	47,728	42,076
Net income	16,402	14,205	20,098	13,009	16,017
Net income (loss) per common share — Basic	$0.44	$(0.06)	$0.49	$0.26	$0.43
Net income (loss) per common share — Diluted	$0.36	$(0.06)	$0.47	$0.25	$0.41

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.48%	3.46%	3.22%	3.43%	3.38%
Non-interest income to average assets	1.18%	1.24%	1.56%	1.51%	1.37%
Non-interest expense to average assets	2.84%	2.97%	2.85%	2.78%	2.70%
Net overhead ratio (3)	1.66%	1.73%	1.28%	1.26%	1.33%
Efficiency ratio (2) (4)	65.05%	67.48%	67.01%	59.72%	60.59%
Return on average assets	0.47%	0.40%	0.57%	0.39%	0.52%
Return on average common equity	4.49%	(0.66)%	5.44%	2.98%	4.93%
Average total assets	$14,018,525	$14,199,351	$14,015,757	$13,390,537	$12,590,817
Average total shareholders’ equity	1,437,869	1,442,754	1,391,507	1,371,689	1,196,191
Average loans to average deposits ratio	91.2%	89.0%	88.7%	91.0%	94.6%
Average loans to average deposits ratio (including covered loans)	94.2	92.1	91.7	93.0	94.6

Common Share Data at end of period:
Market price per common share	$36.75	$33.03	$32.41	$33.34	$37.21
Book value per common share (2)	$33.70	$32.73	$35.70	$35.33	$34.76
Tangible common book value per share (2)	$26.65	$25.80	$26.34	$25.96	$25.39
Common shares outstanding	34,947,251	34,864,068	31,143,740	31,084,298	31,044,449
Other Data at end of period:(9)
Leverage Ratio (5)	10.3%	10.1%	10.0%	10.2%	10.8%
Tier 1 Capital to risk-weighted assets (5)	12.8%	12.5%	12.7%	13.0%	13.4%
Total capital to risk-weighted assets (5)	14.1%	13.8%	14.1%	14.3%	14.9%
Tangible Common Equity ratio (TCE) (2) (8)	8.0%	8.0%	5.9%	6.0%	6.3%
Allowance for credit losses (6)	$117,067	$118,037	$112,807	$108,716	$106,050
Credit discounts on purchased premium
finance receivables — life insurance (7)	22,147	23,227	26,399	28,216	33,990
Non-performing loans	155,387	142,132	134,323	135,401	140,960
Allowance for credit losses to total loans (6)	1.22%	1.23%	1.19%	1.17%	1.17%
Non-performing loans to total loans	1.63%	1.48%	1.42%	1.45%	1.55%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	8
Banking offices	88	86	85	85	78

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(9)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010

Assets
Cash and due from banks	$140,919	$153,690	$155,067	$123,712	$106,501
Federal funds sold and securities purchased under resale agreements	33,575	18,890	88,913	28,664	15,393
Interest-bearing deposits with other banks	946,193	865,575	1,224,584	1,110,123	1,222,323
Available-for-sale securities, at fair value	1,710,321	1,496,302	1,324,179	1,418,035	1,205,919
Trading account securities	2,229	4,879	4,935	38,261	39,938
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	85,144	82,407	80,445	79,300	74,001
Brokerage customer receivables	25,361	24,549	25,442	24,291	20,978
Mortgage loans held-for-sale, at fair value	92,151	356,662	307,231	222,703	149,897
Mortgage loans held-for-sale, at lower of cost or market	2,335	14,785	13,209	15,278	6,152
Loans, net of unearned income, excluding covered loans	9,561,802	9,599,886	9,461,155	9,324,163	9,070,562
Covered loans	430,452	334,353	353,840	275,563	—

Total loans	9,992,254	9,934,239	9,814,995	9,599,726	9,070,562
Less: Allowance for loan losses	115,049	113,903	110,432	106,547	102,397
Less: Allowance for covered loan losses	4,844	—	—	—	—

Net loans	9,872,361	9,820,336	9,704,563	9,493,179	8,968,165
Premises and equipment, net	369,785	363,696	353,445	346,806	348,182
FDIC indemnification asset	124,785	118,182	161,640	114,102	—
Accrued interest receivable and other assets	381,025	366,438	365,496	374,172	363,676
Trade date securities receivable	—	—	—	28,634	27,850
Goodwill	281,940	281,190	278,025	278,025	278,025
Other intangible assets	12,056	12,575	13,194	13,275	12,978

Total assets	$14,080,180	$13,980,156	$14,100,368	$13,708,560	$12,839,978

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$1,279,256	$1,201,194	$1,042,730	$953,814	$871,830
Interest bearing	9,635,913	9,602,479	9,919,509	9,670,928	8,853,040

Total deposits	10,915,169	10,803,673	10,962,239	10,624,742	9,724,870
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	409,386	423,500	414,832	415,571	421,775
Other borrowings	250,032	260,620	241,522	218,424	218,079
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	50,000	50,000	55,000	55,000	60,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	10,000	—	2,045	200	62,017
Accrued interest payable and other liabilities	141,847	155,321	175,325	159,394	137,912

Total liabilities	12,626,927	12,543,607	12,701,456	12,323,824	11,475,146

Shareholders’ Equity:
Preferred stock	49,672	49,640	287,234	286,460	285,642
Common stock	34,947	34,864	31,145	31,084	31,044
Surplus	967,587	965,203	682,318	680,261	677,090
Treasury stock	(74)	—	(51)	(4)	—
Retained earnings	404,580	392,354	394,323	381,969	373,903
Accumulated other comprehensive (loss) income	(3,459)	(5,512)	3,943	4,966	(2,847)

Total shareholders’ equity	1,453,253	1,436,549	1,398,912	1,384,736	1,364,832

Total liabilities and shareholders’ equity	$14,080,180	$13,980,156	$14,100,368	$13,708,560	$12,839,978

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2011	2010	2010	2010	2010

Interest income
Interest and fees on loans	$136,543	$144,652	$137,902	$135,800	$129,542
Interest bearing deposits with banks	936	1,342	1,339	1,215	1,274
Federal funds sold and securities purchased under resale agreements	32	39	35	34	49
Securities	9,540	7,236	7,438	11,218	11,012
Trading account securities	13	11	19	343	21
Federal Home Loan Bank and Federal Reserve Bank stock	550	512	488	472	459
Brokerage customer receivables	166	170	180	166	139

Total interest income	147,780	153,962	147,401	149,248	142,496

Interest expense
Interest on deposits	23,956	27,853	31,088	31,626	33,212
Interest on Federal Home Loan Bank advances	3,958	4,038	4,042	4,094	4,346
Interest on notes payable and other borrowings	2,630	1,631	1,411	1,439	1,462
Interest on secured borrowings — owed to securitization investors	3,040	3,089	3,167	3,115	2,995
Interest on subordinated notes	212	233	265	256	241
Interest on junior subordinated debentures	4,370	4,441	4,448	4,404	4,375

Total interest expense	38,166	41,285	44,421	44,934	46,631

Net interest income	109,614	112,677	102,980	104,314	95,865
Provision for credit losses	25,344	28,795	25,528	41,297	29,044

Net interest income after provision for credit losses	84,270	83,882	77,452	63,017	66,821

Non-interest income
Wealth management	10,236	10,108	8,973	9,193	8,667
Mortgage banking	11,631	22,686	20,980	7,985	9,727
Service charges on deposit accounts	3,311	3,346	3,384	3,371	3,332
Gains on available-for-sale securities, net	106	159	9,235	46	392
Gain on bargain purchases	9,838	250	6,593	26,494	10,894
Trading (losses) gains	(440)	611	210	(1,617)	5,961
Other	6,205	7,301	5,281	4,964	3,634

Total non-interest income	40,887	44,461	54,656	50,436	42,607

Non-interest expense
Salaries and employee benefits	56,099	59,031	57,014	50,649	49,072
Equipment	4,264	4,384	4,203	4,046	3,896
Occupancy, net	6,505	5,927	6,254	6,033	6,230
Data processing	3,523	4,388	3,891	3,669	3,407
Advertising and marketing	1,614	1,881	1,650	1,470	1,314
Professional fees	3,546	4,775	4,555	3,957	3,107
Amortization of other intangible assets	689	719	701	674	645
FDIC insurance	4,518	4,572	4,642	5,005	3,809
OREO expenses, net	5,808	7,384	4,767	5,843	1,337
Other	11,543	13,140	12,046	11,317	11,121

Total non-interest expense	98,109	106,201	99,723	92,663	83,938

Income before taxes	27,048	22,142	32,385	20,790	25,490
Income tax expense	10,646	7,937	12,287	7,781	9,473

Net income	$16,402	$14,205	$20,098	$13,009	$16,017

Preferred stock dividends and discount accretion	$1,031	$16,175	$4,943	$4,943	$4,943

Net income (loss) applicable to common shares	$15,371	$(1,970)	$15,155	$8,066	$11,074

Net income (loss) per common share — Basic	$0.44	$(0.06)	$0.49	$0.26	$0.43

Net income (loss) per common share — Diluted	$0.36	$(0.06)	$0.47	$0.25	$0.41

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$0.09

Weighted average common shares outstanding	34,928	32,015	31,117	31,074	25,942
Dilutive potential common shares	7,794	—	988	1,267	1,139

Average common shares and dilutive common shares	42,722	32,015	32,105	32,341	27,081

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Commercial	$1,937,561	$2,049,326	$1,952,791	$1,827,618	$1,749,895
Commercial real estate	3,356,562	3,338,007	3,331,498	3,347,823	3,333,157
Home equity	891,332	914,412	919,824	922,305	924,993
Residential real-estate	344,909	353,336	342,009	332,673	322,984
Premium finance receivables — commercial	1,337,851	1,265,500	1,323,934	1,346,985	1,317,822
Premium finance receivables — life insurance	1,539,521	1,521,886	1,434,994	1,378,657	1,233,573
Indirect consumer (1)	52,379	51,147	56,575	69,011	83,136
Consumer and other	101,687	106,272	99,530	99,091	105,002

Total loans, net of unearned income, excluding covered loans	$9,561,802	$9,599,886	$9,461,155	$9,324,163	$9,070,562
Covered loans	430,452	334,353	353,840	275,563	—

Total loans, net of unearned income	$9,992,254	$9,934,239	$9,814,995	$9,599,726	$9,070,562

Mix:
Commercial	19%	21%	20%	19%	19%
Commercial real estate	34	34	34	35	37
Home equity	9	9	9	10	10
Residential real-estate	4	3	3	3	4
Premium finance receivables — commercial	13	13	13	14	14
Premium finance receivables — life insurance	15	15	15	14	14
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	96%	97%	96%	97%	100%
Covered loans	4	3	4	3	—

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1) Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Balance:
Non-interest bearing	$1,279,256	$1,201,194	$1,042,730	$953,814	$871,830
NOW	1,526,955	1,561,507	1,551,749	1,560,733	1,448,857
Wealth Management deposits (1)	659,194	658,660	710,435	694,830	690,919
Money Market	1,844,416	1,759,866	1,746,168	1,722,729	1,586,830
Savings	749,681	744,534	713,823	594,753	558,770
Time certificates of deposit	4,855,667	4,877,912	5,197,334	5,097,883	4,567,664

Total deposits	$10,915,169	$10,803,673	$10,962,239	$10,624,742	$9,724,870

Mix:
Non-interest bearing	12%	11%	10%	9%	9%
NOW	14	15	14	15	15
Wealth Management deposits (1)	6	6	6	6	7
Money Market	17	16	16	16	16
Savings	7	7	7	6	6
Time certificates of deposit	44	45	47	48	47

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customes of The Chicago Trust Company which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Net interest income	$110,028	$113,083	$103,396	$104,775	$96,311
Call option income	2,470	1,075	703	169	289

Net interest income including call option income	$112,498	$114,158	$104,099	$104,944	$96,600

Yield on earning assets	4.68%	4.72%	4.59%	4.91%	5.01%
Rate on interest-bearing liabilities	1.39	1.43	1.55	1.65	1.82

Rate spread	3.29%	3.29%	3.04%	3.26%	3.19%
Net free funds contribution	0.19	0.17	0.18	0.17	0.19

Net interest margin	3.48	3.46	3.22	3.43	3.38
Call option income	0.08	0.03	0.02	0.01	0.01

Net interest margin including call option income	3.56%	3.49%	3.24%	3.44%	3.39%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income — YTD Trends)

	Three Months Ended	Years Ended
	March 31,	December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Net interest income	$110,028	$417,565	$314,096	$247,054	$264,777
Call option income	2,470	2,236	1,998	29,024	2,628

Net interest income including call option income	$112,498	$419,801	$316,094	$276,078	$267,405

Yield on earning assets	4.68%	4.80%	5.07%	5.88%	7.21%
Rate on interest-bearing liabilities	1.39	1.61	2.29	3.31	4.39

Rate spread	3.29%	3.19%	2.78%	2.57%	2.82%
Net free funds contribution	0.19	0.18	0.23	0.24	0.29

Net interest margin	3.48	3.37	3.01	2.81	3.11
Call option income	0.08	0.02	0.02	0.33	0.03

Net interest margin including call option income	3.56%	3.39%	3.03%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010
Liquidity management assets	$2,632,012	$2,844,351	$2,802,964	$2,613,179	$2,384,122
Other earning assets	27,718	29,676	34,263	62,874	26,269
Loans, net of unearned income	9,849,309	9,777,435	9,603,561	9,356,033	9,150,078
Covered loans	326,571	337,690	325,751	210,030	—

Total earning assets	$12,835,610	$12,989,152	$12,766,539	$12,242,116	$11,560,469

Allowance for loan losses	(118,610)	(116,447)	(113,631)	(108,764)	(107,257)
Cash and due from banks	152,264	151,562	154,078	137,531	113,514
Other assets	1,149,261	1,175,084	1,208,771	1,119,654	1,024,091

Total assets	$14,018,525	$14,199,351	$14,015,757	$13,390,537	$12,590,817

Interest-bearing deposits	$9,542,637	$9,839,223	$9,823,525	$9,348,541	$8,818,012
Federal Home Loan Bank advances	416,021	415,260	414,789	417,835	429,195
Notes payable and other borrowings	266,379	244,044	232,991	217,751	225,919
Secured borrowings — owed to securitization investors	600,000	600,000	600,000	600,000	600,000
Subordinated notes	50,000	53,369	55,000	57,198	60,000
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$11,124,530	$11,401,389	$11,375,798	$10,890,818	$10,382,619

Non-interest bearing deposits	1,261,374	1,148,208	1,005,170	932,046	858,875
Other liabilities	194,752	207,000	243,282	195,984	153,132
Equity	1,437,869	1,442,754	1,391,507	1,371,689	1,196,191

Total liabilities and shareholders’ equity	$14,018,525	$14,199,351	$14,015,757	$13,390,537	$12,590,817

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Yield earned on:
Liquidity management assets	1.75%	1.32%	1.36%	2.04%	2.24%
Other earning assets	2.65	2.45	2.37	3.28	2.53
Loans, net of unearned income	5.34	5.71	5.54	5.71	5.75
Covered loans	8.78	4.75	4.84	5.12	—

	4.68%	4.72%	4.59%	4.91%	5.01%

Rate paid on:
Interest-bearing deposits	1.02%	1.12%	1.26%	1.36%	1.53%
Federal Home Loan Bank advances	3.86	3.86	3.87	3.93	4.11
Notes payable and other borrowings	4.00	2.65	2.40	2.65	2.63
Secured borrowings — owed to securitization investors	2.05	2.04	2.09	2.08	2.02
Subordinated notes	1.69	1.71	1.89	1.77	1.60
Junior subordinated notes	7.01	6.97	6.98	6.98	7.01

	1.39%	1.43%	1.55%	1.65%	1.82%

Interest rate spread	3.29%	3.29%	3.04%	3.26%	3.19%
Net free funds/contribution	0.19	0.17	0.18	0.17	0.19

Net interest income/Net interest margin	3.48%	3.46%	3.22%	3.43%	3.38%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010
Brokerage	$6,325	$6,641	$5,806	$5,712	$5,554
Trust and asset management	3,911	3,467	3,167	3,481	3,113

Total wealth management	10,236	10,108	8,973	9,193	8,667

Mortgage banking	11,631	22,686	20,980	7,985	9,727
Service charges on deposit accounts	3,311	3,346	3,384	3,371	3,332
Gains on available-for-sale securities	106	159	9,235	46	392
Gain on bargain purchases	9,838	250	6,593	26,494	10,894
Trading (losses) gains	(440)	611	210	(1,617)	5,961
Other:
Fees from covered call options	2,470	1,074	703	169	289
Bank Owned Life Insurance	876	811	552	418	623
Administrative services	717	715	744	708	582
Miscellaneous	2,142	4,701	3,282	3,669	2,140

Total other income	6,205	7,301	5,281	4,964	3,634

Total Non-Interest Income	$40,887	$44,461	$54,656	$50,436	$42,607

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010
Salaries and employee benefits:
Salaries	$33,135	$31,876	$30,537	$28,714	$29,083
Commissions and bonus	10,714	18,043	17,366	12,967	9,731
Benefits	12,250	9,112	9,111	8,968	10,258

Total salaries and employee benefits	56,099	59,031	57,014	50,649	49,072
Equipment	4,264	4,384	4,203	4,046	3,896
Occupancy, net	6,505	5,927	6,254	6,033	6,230
Data processing	3,523	4,388	3,891	3,669	3,407
Advertising and marketing	1,614	1,881	1,650	1,470	1,314
Professional fees	3,546	4,775	4,555	3,957	3,107
Amortization of other intangibles	689	719	701	674	645
FDIC insurance	4,518	4,572	4,642	5,005	3,809
OREO expenses, net	5,808	7,384	4,767	5,843	1,337
Other:
Commissions - 3rd party brokers	1,030	965	979	1,097	962
Postage	1,078	1,220	1,254	1,229	1,110
Stationery and supplies	840	1,069	812	761	732
Miscellaneous	8,595	9,886	9,001	8,230	8,317

Total other expense	11,543	13,140	12,046	11,317	11,121

Total Non-Interest Expense	$98,109	$106,201	$99,723	$92,663	$83,938

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Allowance for loan losses at beginning of period	$113,903	$110,432	$106,547	$102,397	$98,277
Provision for credit losses	24,376	28,795	25,528	41,297	29,044
Other adjustments	—	—	—	—	1,943
Reclassification (to)/from allowance for unfunded lending-related commitments	2,116	(1,781)	(206)	785	(99)

Charge-offs:
Commercial	9,140	6,060	3,076	4,781	4,675
Commercial real estate	13,342	13,591	15,727	12,311	20,244
Home equity	773	1,322	1,234	3,089	281
Residential real estate	1,275	311	116	310	406
Premium finance receivables — commercial	1,507	1,820	1,505	17,747	1,933
Premium finance receivables — life insurance	30	154	79	—	—
Indirect consumer	120	239	198	256	274
Consumer and other	160	565	288	109	179

Total charge-offs	26,347	24,062	22,223	38,603	27,992

Recoveries:
Commercial	266	268	286	143	443
Commercial real estate	338	57	197	218	442
Home equity	8	2	8	6	8
Residential real estate	2	2	3	2	5
Premium finance receivables — commercial	268	144	220	188	229
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	66	38	29	81	50
Consumer and other	53	8	43	33	47

Total recoveries	1,001	519	786	671	1,224

Net charge-offs	(25,346)	(23,543)	(21,437)	(37,932)	(26,768)

Allowance for loan losses at period end	$115,049	$113,903	$110,432	$106,547	$102,397

Allowance for unfunded lending-related commitments at period end	2,018	4,134	2,375	2,169	3,653

Allowance for credit losses at period end	$117,067	$118,037	$112,807	$108,716	$106,050

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.85%	1.11%	0.60%	1.04%	1.02%
Commercial real estate	1.57	1.66	1.84	1.45	2.42
Home equity	0.34	0.57	0.53	1.34	0.12
Residential real estate	0.91	0.17	0.07	0.23	0.32
Premium finance receivables — commercial	0.37	0.54	0.39	5.46	0.54
Premium finance receivables — life insurance	0.01	0.04	0.02	—	—
Indirect consumer	0.41	1.51	1.08	0.92	1.00
Consumer and other	0.42	1.98	1.01	0.27	0.48

Total loans, net of unearned income	1.04%	0.96%	0.89%	1.63%	1.19%

Net charge-offs as a percentage of the provision for credit losses	103.98%	81.76%	83.97%	91.85%	92.16%

Loans at period-end	$9,561,802	$9,599,886	$9,461,155	$9,324,163	$9,070,562
Allowance for loan losses as a percentage of loans at period end	1.20%	1.19%	1.17%	1.14%	1.13%
Allowance for credit losses as a percentage of loans at period end	1.22%	1.23%	1.19%	1.17%	1.17%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2011	2010	2010	2010	2010
Loans past due greater than 90 days and still accruing:
Commercial	$150	$478	$—	$99	$—
Commercial real-estate	1,997	—	—	2,248	1,195
Home equity	—	—	—	—	21
Residential real-estate	—	—	—	—	—
Premium finance receivables — commercial	6,319	8,096	6,853	6,350	7,479
Premium finance receivables — life insurance	—	—	1,222	1,923	5,450
Indirect consumer	310	318	355	579	665
Consumer and other	1	1	2	3	20

Total loans past due greater than 90 days and still accruing	8,777	8,893	8,432	11,202	14,830

Non-accrual loans:
Commercial	26,157	16,382	19,444	17,741	15,331
Commercial real-estate	94,001	93,963	83,340	82,984	82,389
Home equity	11,184	7,425	6,144	7,149	7,730
Residential real-estate	4,909	6,085	6,644	4,436	5,460
Premium finance receivables — commercial	9,550	8,587	9,082	11,389	14,106
Premium finance receivables — life insurance	342	354	222	—	73
Indirect consumer	320	191	446	438	615
Consumer and other	147	252	569	62	426

Total non-accrual loans	146,610	133,239	125,891	124,199	126,130

Total non-performing loans:
Commercial	26,307	16,860	19,444	17,840	15,331
Commercial real-estate	95,998	93,963	83,340	85,232	83,584
Home equity	11,184	7,425	6,144	7,149	7,751
Residential real-estate	4,909	6,085	6,644	4,436	5,460
Premium finance receivables — commercial	15,869	16,683	15,935	17,739	21,585
Premium finance receivables — life insurance	342	354	1,444	1,923	5,523
Indirect consumer	630	509	801	1,017	1,280
Consumer and other	148	253	571	65	446

Total non-performing loans	$155,387	$142,132	$134,323	$135,401	$140,960
Other real estate owned	85,290	71,214	76,654	86,420	89,009

Total non-performing assets	$240,677	$213,346	$210,977	$221,821	$229,969

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.36%	0.82%	1.00%	0.98%	0.88%
Commercial real-estate	2.86	2.81	2.50	2.55	2.51
Home equity	1.25	0.81	0.67	0.78	0.84
Residential real-estate	1.42	1.72	1.94	1.33	1.69
Premium finance receivables — commercial	1.19	1.32	1.20	1.32	1.64
Premium finance receivables — life insurance	0.02	0.02	0.10	0.14	0.45
Indirect consumer	1.20	0.99	1.42	1.47	1.54
Consumer and other	0.15	0.24	0.57	0.07	0.42

Total loans	1.63%	1.48%	1.42%	1.45%	1.55%

Total non-performing assets as a percentage of total assets	1.71%	1.53%	1.50%	1.62%	1.79%

Allowance for loan losses as a percentage total non-performing loans	74.04%	80.14%	82.21%	78.69%	72.64%